Exhibit 99.1

Endo to Restructure Manufacturing Network

DUBLIN, July 21, 2017 -- Endo International plc (NASDAQ: ENDP) today announced that after completing a comprehensive review of its manufacturing network, the Company will be ceasing operations and closing its manufacturing and distribution facilities in Huntsville, Alabama. The closure of the facilities is expected to take place over the next 12 to 18 months. The Huntsville location has been impacted by declining volumes of commoditized products and these restructuring actions are intended to better match manufacturing capacity to projected future demand.
“Endo’s key priorities include building our product portfolio and technological capabilities for the future. Today’s announced action enables a redeployment of investment from commoditized products to more differentiated capabilities and products that represent our core areas of future growth,” said Paul Campanelli, President and CEO of Endo.
“I would like to recognize the efforts and hard work of those who have been impacted by this difficult decision and thank them for their valuable contributions to our Company,” Mr. Campanelli added.
These restructuring actions are expected to reduce Endo’s workforce by approximately 875 positions (including approximately 35 open positions) and to result in pre-tax restructuring charges of approximately $325 million, including approximately $60 million of cash charges. The remaining estimated non-cash charges consist primarily of accelerated depreciation of approximately $165 million and intangible asset and property, plant and equipment impairment charges of approximately $90 million. Endo expects to realize approximately $55 million to $65 million in annual net run rate pre-tax cost savings by the fourth quarter of 2018.

About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements," including, but not limited to, statements by Mr. Campanelli and statements regarding the restructuring, including the expected closing of the Huntsville manufacturing and distribution facilities and the potential impact of the restructuring, expected cost savings and anticipated use of such cost savings on the Company's business and future results. Because forecasts are inherently estimates that cannot be made with precision, the Company’s performance may differ materially from its expectations, estimates and targets, and the Company often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, the Company will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to the Company. All forward-looking statements in this press release reflect the Company’s current analysis of information and represent the Company’s judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes, including regulatory decisions, product recalls, withdrawals and other unusual items; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; the outcome of litigation, settlement discussions or other adverse proceedings; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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